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                                                                      Exhibit 23








                          INDEPENDENT AUDITORS' CONSENT



We consent to incorporation by reference in the registration statement no. 33-53769 on Form S-8 of The Newhall Land and Farming Company of our report dated May 11, 2000, relating to the statements of net assets available for plan benefits of The Newhall Land and Farming Company Employee Savings Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for plan benefits for each of the years in the two-year period ended December 31, 1999 and all related schedules, which report appears in the December 31, 1999 annual report on Form 11-K of The Newhall Land and Farming Company Employee Savings Plan.





/S/ KPMG LLP


June 26, 2000